Exhibit 99.1

Synlogic Reports First Quarter 2024 Financial Results

Cambridge, Mass. May 14, 2024 – Synlogic, Inc. (Nasdaq: SYBX), a biopharmaceutical company advancing novel therapeutics to transform the care of serious diseases, today reported financial results for the first quarter 2024 and provided a corporate update.

In March 2024, the Company retained Lucid Capital Markets, LLC to act as its financial advisor to explore and evaluate strategic options for maximizing shareholder value. Potential strategic alternatives that may be explored or evaluated as part of this process include the potential for an acquisition, merger, business combination or other strategic transaction involving the Company. The Board has not set a timetable for the conclusion of this review, nor has it made any decisions related to any further actions or potential strategic options at this time. There can be no assurance, however, that this process will result in any such transaction.

First Quarter 2024 Financial Results

As of March 31, 2024 Synlogic had cash, cash equivalents, and short-term marketable securities of $32.3 million.

Revenue was $0.01 million for the three months ended March 31, 2024, compared to $0.2 million for the corresponding period in 2023. Revenue for the three months ended March 31, 2024 was related to a material transfer agreement and revenue for the corresponding period in 2023 was associated with the prior research collaboration with Roche. Research and development expenses were $7.7 million for the three months ended March 31, 2024, compared to $12.5 million for the corresponding period in 2023. General and administrative expenses for the three months ended March 31, 2024 were $2.9 million compared to $4.0 million for the corresponding period in 2023. Restructuring and other charges were $28.2 million for the three months ended March 31, 2024, as a result of the Company’s decision in February 2024 to discontinue Synpheny-3, its pivotal study of labafenogene marselecobac (SYNB1934) in phenylketonuria (PKU) and evaluate strategic options for the Company.

For the three months ended March 31, 2024 Synlogic reported a consolidated net loss of $31.6 million, or $2.60 per share, compared to a consolidated net loss of $15.6 million, or $3.39 per share, for the corresponding period in 2023.

About Synlogic

Synlogic is a biopharmaceutical company advancing novel therapeutics to transform the care of serious diseases in need of new treatment options. Synlogic designs, develops and manufactures these drug candidates, which are produced by applying precision genetic engineering to well-characterized probiotics.

Forward Looking Statements

This press release contains "forward-looking statements" that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, clinical development plans, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words "may," "could," "should," "anticipate," "believe," "look forward," "estimate," "expect," “focused on,” "intend," "on track, " "plan," "predict" and similar expressions and their variants, as they relate to Synlogic, may identify forward-looking statements. Actual results could differ materially from those contained in any forward-looking statements as a result of various factors, including: the Company may not execute on its planned exploration and evaluation of strategic alternatives; the availability of suitable third parties with which to conduct contemplated strategic transactions; the risk that the Company's reduction in force efforts may not generate their intended benefits to the extent or as quickly as anticipated; and the risk that the Company's reduction in force efforts may negatively impact the Company's business operations and reputationas well as those risks identified under the heading "Risk Factors" in Synlogic's filings with the U.S. Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Synlogic's current views with respect to future events. Synlogic anticipates that subsequent events and developments will cause its views to change. However, while Synlogic may elect to update these forward-looking statements in the future, Synlogic specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Synlogic's view as of any date subsequent to the date hereof.

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Contact: info@synlogictx.com

Synlogic, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands except share and per share data)	For the three months ended March 31
	2024	2023

Revenue	$8	$174

Operating expenses
Research and development	7,680	12,450
General and administrative	2,884	3,967
Restructuring and other charges	28,289	-
Total operating expenses	38,853	16,417
Loss from operations	(38,845)	(16,243)
Other income	551	621
Fair value change in purchase warrant liability	6,730	-
Other income (expense), net	7,281	621
Net loss	$(31,564)	$(15,622)

Net loss per share - basic and diluted	$(2.60)	$(3.39)
Weighted-average common shares used in computing net loss per share - basic and diluted	12,131,461	4,604,682

Synlogic, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share data)	March 31, 2024	December 31, 2023
Assets
Cash, cash equivalents, & marketable securities	$32,311	$47,746
Property and equipment, net	-	5,603
Other assets	3,746	22,201
Total assets	$36,057	$75,550

Liabilities and stockholders' equity
Current liabilities	$10,940	$20,404
Long-term liabilities	11,792	12,491
Total liabilities	22,732	32,895
Total stockholders' equity	13,325	42,655
Total liabilities and stockholders' equity	$36,057	$75,550

Common stock and common stock equivalents
Common stock	11,627,212	9,186,157
Common stock warrants (pre-funded)	722,183	2,973,183
Total common stock	12,349,395	12,159,340